[LETTERHEAD OF SHARTSIS, FRIESE & GINSBURG]

                              March 4, 1997




Securities and Exchange Commission
Division of Corporation Finance
450 5th Street, N.W.
Fiduciary Plaza
Washington, DC  20549

          Re:  SyQuest Technology, Inc.
               Registration Statement on Form S-3
               Amendment No. 1
               File No. 333-17119

Ladies and Gentlemen:

          Submitted herewith for filing on behalf of SyQuest
Technology, Inc., a Delaware corporation ("Registrant"), is a Supplement to the Registration Statement on Form S-3 filed with teh Commission on January 3, 1997.

          This filing is being effected by direct transmission to the Commission's EDGAR System.

          Please contact the undersigned or Steve Gasser of this office at (415) 421-6500 with any questions you have regarding this filing.

                                   Very truly yours,

                                   /s/ Benjamin L. Douglas

                                   Benjamin L. Douglas

BLD:da
Enclosures

cc:  Mr. Henry C. Montgomery
     Mr. Thomas C. Tokos
     Mr. Michael J. Reedich, Securities and Exchange Commission
     Mr. John Puchalla, NASDAQ National Market

SUPPLEMENT NO. 1 TO PROSPECTUS
Dated January 6, 1997

     SyQuest Technology, Inc. (the "Company") hereby supplements pages 15 and 17 of its Prospectus dated January 6, 1997. The Company has been informed that Burstein & Lindsay Securities Corp. ("Burstein") assigned to Blumfield Investments, Inc. ("Blumfield") its right to receive the common stock to be issued on the conversion of the first 200 shares of its 5% Cumulative Convertible
Preferred Stock, Series 2.   The Company has also been informed
that Burstein and Blumfield are affiliated entities. Accordingly, the number of shares of common stock beneficially owned prior to the offering listed for Burstein is changed from 179,028 to 127,884, and the number of shares of common stock being offered by Burstein is changed from 205,882 to 147,058. The selling stockholder table is further revised by adding Blumfield's name and the footnote number "(10)" below State Capital Market Group, Ltd., and listing 51,144 as the number of shares of common stock beneficially owned by Blumfield prior to the offering, listing 58,824 as the number of shares of common stock being offered by Blumfield, and listing 0 as the number of shares of common stock beneficially owned by Blumfield after the offering.

     Page 17 of the Prospectus is revised to add the following new footnote:

(10) As of January 15, 1997, Burstein & Lindsay Securities Corp. assigned to Blumfield Investments, Inc. its right to receive common stock issuable on the conversion of the first 200 shares of the Series 2 Preferred Stock, that Burstein & Lindsay Securities Corp. converts.




THIS SUPPLEMENT NO. 1 SHOULD BE APPENDED TO AND DELIVERED WITH THE PROSPECTUS DATED JANUARY 6, 1997, OF SYQUEST TECHNOLOGY, INC.